Exhibit 99.(d)(xix)

AMENDMENT NO. 1

TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 1 to the SUBADVISORY AGREEMENT (“Amendment”) is dated as of September 21, 2015, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”) (formerly, SunAmerica Asset Management Corp), and WELLINGTON MANAGEMENT COMPANY LLP, a Delaware limited liability partnership (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and SunAmerica Specialty Series, a Delaware statutory trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of September 1, 2008 (the “Advisory Agreement”) pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated May 26, 2011, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to the investment series of the Trust, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to an additional investment series of the Trust, and to amend and restate Schedule A to the Subadvisory Agreement as attached hereto, and the Subadviser is willing to furnish such services.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.                                      Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2.                                      Section 13 of the Subadvisory Agreement is hereby deleted in its entirety and replaced with the following:

“13.                         Representations.  By execution of the Agreement, Subadviser represents that: (i) it is duly registered as an Investment Adviser with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and that it provided to the Adviser Part 2A of its registration statement on Form ADV (the “ADV”) prior to signing the Agreement; (ii) the Adviser and Fund acknowledge receipt of Subadviser’s Part 2A; (iii) Subadviser will notify the Adviser of any additions to or withdrawals of partners of Subadviser within a reasonable time after such additions or withdrawals but no less frequently than annually; and (iv) Subadviser is registered with the National Futures Association (“NFA”) as a commodity trading adviser pursuant to the Commodity Exchange Act of 1936, as amended (“CEA”).

The Subadviser shall advise each series of the Trust listed on Schedule A that is operated by the Adviser as a commodity pool in accordance with the rules and regulations of the CEA and NFA, as applicable.  The Subadviser shall maintain its membership with the NFA during the term of this Subadvisory Agreement and shall immediately notify the Adviser in writing pursuant to Section 19 hereof if its membership with the NFA is suspended or revoked.”

3.                                      The following is hereby inserted as Section 20 of the Subadvisory Agreement:

“20.                         Separate Series.  Pursuant to the provisions of the Declaration of Trust and the General Laws of the State of Delaware, each Fund is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Fund shall be enforceable only against the assets of that Fund and not against the assets of any other Fund or of the Trust as a whole.”

4.                                      This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.                                      Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

6.                                      Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Peter A. Harbeck
	Name:	Peter A. Harbeck
	Title:	President & CEO

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ David K. Eikenberry
	Name:	David K. Eikenberry
	Title:	Senior Managing Director

SCHEDULE A

Effective September 21, 2015

Funds	Fee Rate(1)

SunAmerica Global Trends Fund	0.45% on first $1 billion 0.40% thereafter
SunAmerica Commodity Strategy Fund	0.40%

(1) As a percentage of daily net assets the Subadviser manages for each Fund.